AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

            THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT is made as of the 11th day of September, 2009, by and between Robeco-Sage Multi-Strategy Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), and Robeco Investment Management, Inc., a Delaware corporation (the "Investment Adviser").

            WHEREAS, the Fund engages in business as a closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

            WHEREAS, the Investment Adviser and the Fund entered into an Advisory Agreement, dated as of October 1, 2008 (the "Original Agreement"), pursuant to which the Investment Adviser agreed to furnish investment advisory services to the Fund; and

            WHEREAS, the Investment Adviser and the Fund now wish to amend and restate the Original Agreement in its entirety;

            NOW, THEREFORE, in consideration of the terms and conditions hereinafter contained, the Fund and the Investment Adviser agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:

            1. The Fund hereby retains the Investment Adviser to:

                    (a) act as its investment adviser and, subject to the supervision and control of the Board of Managers of the Fund (the "Board of Managers"), to manage the investment activities of the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objective, policies and restrictions of the Fund, as set forth in the Prospectus of the Fund and as may be adopted from time to time by the Board of Managers, and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; invest discrete portions of the Fund's assets (which may constitute, in the aggregate, all of the Fund's assets) in unregistered investment funds or other investment vehicles and registered investment companies ("Portfolio Funds"), which are managed by investment managers ("Portfolio Managers"), including Portfolio Managers for which separate investment vehicles have been created in which the Portfolio Managers serve as general partners or managing members and the Fund is the sole investor ("Portfolio Accounts") and Portfolio Managers who are retained to manage the Fund's assets directly through separate managed accounts (Portfolio Managers of Portfolio Accounts

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and of managed accounts are collectively referred to as "Sub-Managers"), and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Investment Adviser shall deem necessary or appropriate. Consistent with the foregoing, the Investment Adviser may also invest substantially all of the Fund's assets in a registered investment company also advised by the Investment Adviser (the "Master Fund") that has the same investment objective and substantially the same investment policies as the Fund, provided that the Board of Managers has approved an agreement between the Fund and the Master Fund that reflects arrangements that comply with the requirements set forth in Section 12(d)(1)(E) of the 1940 Act. The Investment Adviser shall furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request; and

                    (b) provide, and the Investment Adviser hereby agrees to provide, certain management, administrative and other services to the Fund. Notwithstanding the appointment of the Investment Adviser to provide such services hereunder, the Board of Managers shall remain responsible for supervising and controlling the management, business and affairs of the Fund. The management, administrative and other services to be provided by the Investment Adviser shall include:

                    (i)     providing office space, telephone and utilities;

                    (ii) providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

                    (iii) supervising the entities which are retained by the Fund to provide administration, custody and other services to the Fund;

                    (iv) handling investor inquiries regarding the Fund and providing investors with information concerning their investments in the Fund and capital account balances;

                    (v)     monitoring  relations  and  communications   between
                            investors and the Fund;

                    (vi) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;

                    (vii) maintaining and updating investor information, such as change of address and employment;

                    (viii) assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and funds;

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                    (ix)    assisting in the  preparation of regulatory  filings
                            with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

                    (x) preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

                    (xi) monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board of Managers;

                    (xii) reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's accounting agent and independent auditors;

                    (xiii) assisting in the preparation and filing of tax returns;

                    (xiv) coordinating and organizing meetings of the Board of Managers and meetings of the members of the Fund, in each case when called by such persons;

                    (xv)    preparing   materials   and   reports   for  use  in
                            connection with meetings of the Board of Managers;

                    (xvi) maintaining and preserving those books and records of the Fund not maintained by any Sub-Adviser (as defined in Paragraph 2 below) of the Fund or the Fund's administrator, accounting agent or custodian (which books and records shall be the property of the Fund and maintained and preserved as required by the 1940 Act and the rules thereunder and shall be surrendered to the Fund promptly upon request);

                    (xvii) reviewing and arranging for payment of the expenses of the Fund;

                    (xviii) assisting the Fund in  conducting  offers to members of the Fund to repurchase member interests;

                    (xix) reviewing and approving all regulatory filings of the Fund required under applicable law;

                    (xx) reviewing investor qualifications and subscription documentation and otherwise assisting in administrative matters relating to the processing of subscriptions for interests in the Fund;

                    (xxi) providing the services of persons employed by the Investment Adviser or its affiliates who may be appointed as officers of the Fund by the Board of Managers; and

                    (xxii) assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent any members of the Board of
                            Managers who are not "interested persons," as defined by the 1940 Act and the rules thereunder (the "Independent Managers") of the Fund in response to any litigation, investigations or regulatory matters.

            2. Provided that the Fund shall not be required to pay any compensation to the Investment Adviser for the services to be provided hereunder other than as provided by the terms of this Agreement, the Investment Adviser is authorized: (i) to obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services; and (ii) to enter into investment sub-advisory agreements with any registered investment adviser (a "Sub-Adviser"), subject to such approvals of the Board of Managers and members of the Fund ("Members") as may be required to comply with applicable provisions of the 1940 Act, delegating any or all of the investment advisory services required to be provided by the Investment Adviser under Paragraph 1(a) hereof, subject to the supervision of the Investment Adviser.

            3. Without limiting the generality of paragraph 1 hereof, the Investment Adviser and, if applicable, the Sub-Adviser, shall be authorized to open, maintain and close accounts in the name and on behalf of the Fund with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Investment Adviser (or the Sub-Adviser) considers appropriate and that are consistent with the policies of the Fund; and, subject to any policies adopted by the Board of Managers and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws; to pursue and implement the investment policies and strategies of the Fund using a multi-manager strategy whereby some or all of the Fund's assets may be committed from time to time by the Investment Adviser (or the Sub-Adviser) to the discretionary management of one or more Sub-Managers, the selection of which shall be subject to the approval of the Board of Managers in accordance with requirements of the 1940 Act and the approval of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, unless the Fund receives an exemption from the provisions of the 1940 Act requiring such approval by security holders; and to identify appropriate Sub-Managers, assess the most appropriate investment vehicles (general or limited partnerships, separate managed accounts or other investment vehicles (pooled or otherwise), and determine the assets to be committed to each Sub-Manager. The Investment Adviser (or the Sub-Adviser) may, subject to such procedures as may be adopted by the Board of Managers, use affiliates of the Investment Adviser as brokers to effect the Fund's securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

            4. Investment Advisory Fee; Expenses

               (a) In consideration for the provision by the Investment Adviser of its services hereunder and the Investment Adviser's bearing of certain expenses, the Fund shall pay the Investment Adviser a fee payable quarterly, equal to 0.1875% (0.75% on an annualized basis) of the Fund's "net assets" (the "Investment Advisory Fee"). "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund calculated before giving effect to any repurchases of interests. However, so long as substantially all of the Fund's assets are invested in the Master Fund, the Fund will not be subject to the Investment Advisory Fee.

               (b) The Investment Advisory Fee will be computed based on the average net assets of the Fund during each calendar quarter, after adjustment for any subscriptions effective on such date, and will be due and payable in arrears within five business days after the end of such calendar quarter.

               (c) If this Agreement is terminated at any time during a quarter, the Fund shall pay the Investment Adviser the pro rata amount of the Investment Advisory Fee for the quarter allocable to that portion of such quarter which is prior to the termination of the Agreement (based on the number of days in such quarter).

               (d) The Investment Adviser is responsible for all costs and expenses associated with the provision of its services hereunder including, but not limited to: expenses relating to the selection and monitoring of Portfolio Managers; fees of any consultants or a Sub-Adviser retained by the Investment Adviser; and expenses relating to qualifying potential investors and reviewing subscription documents. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Fund under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser or made available to the Investment Adviser.

            5. The Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

            6. Except as provided herein or in another agreement between the Fund and the Investment Adviser, the Fund shall bear all of its own expenses, including: all investment related expenses (e.g., fees paid directly or indirectly to Portfolio Managers, all costs and expenses directly related to portfolio transactions and positions for the Fund's account such as direct and indirect expenses associated with the Fund's investments, including its investments in the Master Fund or Portfolio Funds, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Fund utilizes a Portfolio Account, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of any Portfolio Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged by the Fund; audit and tax preparation fees and expenses of the Fund; all costs and expenses associated with background checks on Portfolio Managers; all costs and expenses associated with retaining independent third parties to provide risk management services to the Fund; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the Investment Advisory Fee; the management fee; the Member servicing fee; fees and travel-related and other expenses of members of the Board of Managers who are not employees of the Adviser or any affiliated person of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers.

            7. The compensation provided to the Investment Adviser pursuant to paragraph 4(a) hereof shall be the entire compensation for the services provided to the Fund hereunder and the expenses assumed by the Investment Adviser under this Agreement.

            8. The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the "Affiliates") shall not be liable to the Fund for any error of judgment for any mistake of law or for any act or omission by the Investment Adviser or any of the Affiliates or by any Sub-Adviser or Sub-Manager or for any loss suffered by the Fund.

            9. (a) The Fund shall indemnify the Investment Adviser and its directors, members, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions were unlawful (collectively, "disabling conduct"). Indemnification shall be made following:
(i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Board of Managers who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Managers in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 9.

               (b) Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 9 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 9 to the fullest extent permitted by law.

            10. Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Investment Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

            11. This Agreement remains in effect for an initial term of two years from October 1, 2008, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder, or by the Board of Managers; and provided that in either event such continuance is also approved by a majority of the Independent Managers, by vote cast in person at a meeting called for the purpose of voting on such approval. The Fund may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Investment Adviser, either by majority vote of the Board of Managers or by the vote of a "majority of the outstanding voting securities of the Fund" (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Fund. This Agreement shall automatically terminate in the event of its "assignment," as defined by the 1940 Act and the rules thereunder.

            12. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

            13. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board of Managers and by a majority of the Independent Managers in accordance with the provisions of
Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder.

            14. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

            15. The Fund represents that this Agreement has been duly approved by the Board of Managers, including the vote of a majority of the Independent Managers, and by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder.

            16. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Managers, members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

            17. This Agreement embodies the entire understanding of the parties.

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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                  ROBECO-SAGE MULTI-STRATEGY
                                  INSTITUTIONAL FUND, L.L.C.


                                  By:
                                     ------------------------
                                  Name:  Timothy J. Stewart
                                  Title: Manager


                                  ROBECO INVESTMENT MANAGEMENT, INC.


                                  By:
                                     ------------------------
                                  Name:
                                  Title: